Exhibit 99.1

A Randomized Controlled Trial of a Humanized alpha4beta7 Antibody in Ulcerative Colitis

Brian Feagan, Gordon Greenberg, Gary Wild, John McDonald, Richard Fedorak, Pierre Pare,
Kei Kishimoto, Jose-Carlos Guitterez-Ramos, Julia Krop, Margaret Vandervoort.

Blockade of leukocyte–vascular endothelium interactions is a promising treatment strategy for IBD. The T cell integrin, alpha4beta7, mediates selective recruitment of lymphocytes to the gut. Its ligand, MadCaM, is almost exclusively expressed in the intestinal vascular endothelium. We evaluated the efficacy, PK/PD, and safety of MLN-02, a humanized monoclonal antibody to alpha4beta7, in patients with moderately active UC. Methods: 181 patients were enrolled in this multi-center, double blind, placebo controlled trial. Patients had a minimum Ulcerative Colitis Clinical Score (UCCS) of 5, and endoscopically active UC (minimum Grade II changes on Modified Baron Score [MBS], minimum extent 25 cm). Patients remained on a stable dose of 5-ASA if received prior to screening. Participants were randomized to receive either two intravenous doses of MLN–02 (0.5 or 2.0 mg/kg) or placebo at Days 1 and 29. UCCS and sigmoidoscopic ratings were evaluated at baseline and at 29 and 43 days after randomization. Clinical remission, the primary efficacy measure, was defined as a UCCS score of 0 or 1 and an MBS of 0 or 1 with no blood in the stool, on day 43. Results: The mean age of the participants was 41 and 54 % were male. 83% of patients were receiving 5-ASA, the median USSC score was 7, and the median MBS was 3. Remission rates on day 43 were 33%, 34%, and 15%, for the 0.5, 2.0 mg/kg and placebo groups respectively (p=0.03). 29% of patients receiving 0.5 mg/kg and 14% receiving 2.0 mg/kg had an MBS of 0 (normal mucosa) compared with 8% of those who received placebo (p=0.01). The corresponding proportion of patients who experienced a decrease of . 3 UCCS points from the baseline value was 66%, 57%, and 33% respectively (p=0.001). Serious adverse events, mostly UC related, occurred in 8% of those who received MLN–02 vs 5% for placebo. An infusion reaction occurred in one MLN-02 treated patient (0.8%) who developed mild angioedema. Conclusion: In this study, MLN-02 appears to be a generally well-tolerated and effective therapy for active UC and warrants further investigation.